Exhibit 15.2

Date: June 30, 2021

MOGU Inc.

Huanglong Wanke Center, 23/F, Building No. G, No. 77 Xueyuan Road

Xihu District, Hangzhou 310012

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference to our firm and the summaries of our opinions under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry,” “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure” in MOGU Inc.’s Annual Report on Form 20-F for the fiscal year ended March 31, 2021 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in June 2021, and further consent to the incorporation by reference of the summaries of our opinions that appear in the Annual Report into the Registration Statements on Form S-8 (File No. 333-229419 and File No. 333-254120) pertaining to MOGU Inc.’s Amended and Restated Global Share Plan. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ CM Law Firm
CM Law Firm